EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-127254, 333-117256, 333-115571, 333-134911) and Form S-8 (No. 333-106311) of our report dated March 13, 2007 (except for Note L, which is dated February 22, 2008), relating to the consolidated financial statements and management’s assessment that GMX Resources Inc. and Subsidiaries maintained effective internal control over financial reporting of GMX Resources Inc. and Subsidiaries, included in this amended Annual Report (Form 10-K/A Amendment No. 2) for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in any related Prospectus.

/s/ Smith, Carney & Co., p.c.
Smith, Carney & Co., p.c.

Oklahoma City, OK
February 22, 2008